UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina		27511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2011, the Compensation and Organization Committee (the “Committee”) of the Board of Directors of The Pantry, Inc. (the “Company”) approved the performance requirements for fiscal 2012 under the Company’s Annual Incentive Program (the “AIP”), which is part of the Company’s 2007 Omnibus Plan (the “Omnibus Plan”). The AIP provides for performance-based cash awards to certain of the Company’s employees, including its executive officers.

For fiscal 2012 and thereafter until otherwise determined by the Committee, awards will be based on the following performance measures: (i) Sales Growth (comparable store inside sales growth year over year); (ii) Merchandise Gross Profit Ratio (merchandise gross profit divided by operating store general and administrative expenses without operating rent); and (iii) Fuel Gross Profit Dollars (gasoline sales minus the cost of gasoline sales). Further, awards under the AIP will be conditioned upon achievement of a minimum EBITDA threshold established by the Committee. The target award opportunity for the Company’s Chief Executive Officer will be 100% of his or her annual base salary, and the target award opportunity for the Company’s other executive officers will be 60% of his or her annual base salary. Mr. Holman, the Company’s Interim Chief Executive Officer, will not participate in the AIP for 2012. Commencing in fiscal 2012, a participant whose employment is terminated by the Company without cause during the fiscal year will receive a prorated bonus when and if it is earned. The AIP is designed to be an “evergreen” annual incentive program for future years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Mark R. Bierley
Mark R. Bierley
Senior Vice President and Chief Financial Officer

Date: December 22, 2011